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Exhibit 4.31

EXTENSION OF WAIVER TERMINATION DATE

April 22, 2005

Inter-American Development Bank
Private Sector Department
1300 New York Avenue, N.W.
Washington, D.C. 20577
Attention: Loan Administration Unit

Export Development Canada
151 O'Connor Street
Ottawa, Ontario
Canada
K1A 1K3
Attention: Special Assets Unit

Ladies and Gentlemen:

        Reference is made to (a) the Eighth Amendment and Limited Term Waiver Agreement dated as of February 13, 2004 (as amended, supplemented or otherwise modified as of the date hereof, including by means of letter agreements between SRT, the Borrower and the Senior Lenders dated February 14, 2005 and March 30, 2005, the "Eighth Amendment") between among SR Telecom Inc., a corporation duly organized and validly existing under the laws of Canada ("SRT"), Comunicación y Telefonía Rural S.A., a sociedad anónima duly organized and validly existing under the laws of Chile (the "Borrower"), Export Development Canada (formerly Export Development Corporation), a corporation established by an Act of the Parliament of Canada ("EDC"), and Inter-American Development Bank, an international organization established by the Articles of Agreement among its member countries ("IDB", together with EDC, the "Senior Lenders"). Capitalized terms used herein and defined in the Eighth Amendment shall have the same respective meanings herein.

        Pursuant to Section 6 of the Eighth Amendment, the Eighth Amendment will expire upon the earliest date of occurrence of any of the events listed therein. Section 6(a) of the Eighth Amendment lists April 22, 2005 as one such event. In view of the fact that SRT continues to discuss with debenture holders and other creditors a possible restructuring of outstanding debentures together with possible new debt facilities, which transactions will require the consent of the Senior Lenders and the final terms of which are anticipated to materially impact the scope and terms of such consent, each of the parties hereto agree, subject to the conditions specified in the last paragraph of this letter, that:

        (1)   Section 6(a) of the Eighth Amendment is hereby amended in its entirety to read as follows:

          "(a) May 1, 2005;";

        (2)   Section 6(e) of the Eighth Amendment is hereby amended by adding the following words at the end of such subsection: "or the date of any notice, extraordinary resolution or other document from the bondholders under the Trust Indenture advising that the waiver or the extension of maturity date approved in the extraordinary resolution dated April 22, 2005 has terminated";

        (3)   Section 10(m) of the Eighth Amendment is hereby amended by inserting the following clause after the words "acknowledging and delivering" and before the words "(i) a project account agreement": ", by no later than April 29, 2005"; and

        (4)   Section 10 of the Eighth Amendment is hereby amended by adding the following clause as a new Section 10(n): "SRT shall promptly give the Senior Lenders notice of, and provide copies of, any extraordinary resolution or any other notice or correspondence from SRT's bondholders regarding (a) the extension of the maturity date under the Trust Indenture or (b) any default or the termination of any waiver of any default including without limitation a termination of the waiver provided under the terms of the extraordinary resolution dated April 22, 2005."

        Each of SRT and the Borrower covenants and agrees that the Transaction Documents and the provisions thereof are and remain legal, valid and binding obligations of each of SRT and the Borrower enforceable in accordance with their terms, and remain in full force and effect except as amended or modified hereby, and each of SRT and the Borrower hereby reaffirms, reconfirms and restates, all such obligations, as so modified, to the Senior Lenders. Each of SRT and the Borrower hereby expressly acknowledges and agrees that nothing in this letter or in any document or instrument executed in connection with or pursuant to this letter shall constitute (a) agreement with or approval of the terms and conditions attached to the extraordinary resolution dated April 22, 2005 approved by SRT's bondholders or (b) a satisfaction as to all or any portion of the Obligations.

2

        The amendments provided in this letter shall become effective on the date on which each of following conditions shall have been met:

          (a)   the Senior Lenders shall have received an executed a counterpart of this letter from each other Senior Lender, the Borrower and SRT.

          (b)   the Senior Lenders shall have received evidence in form and substance satisfactory to the Senior Lenders that SRT's bondholders have agreed to (i) an extension of the maturity date of SRT's bonds and (ii) a waiver of any and all defaults that have occurred and are continuing under the bond documents until May 1, 2005 at the earliest.

Very truly yours,
SR TELECOM INC.
By	/s/ PIERRE ST-ARNAUD Name: Pierre St-Arnaud Title: President and CEO
By	/s/ DAVID ADAMS Name: David L. Adams Title: Sr. VP Finance and CFO
COMUNICACIÓN Y TELEFONÍA RURAL S.A.
By	/s/ DAVID ADAMS Name: David L. Adams Title: Director

ACKNOWLEDGED, ACCEPTED AND AGREED
EXPORT DEVELOPMENT CANADA
By	/s/ SEAN MITCHELL Name: Sean Mitchell Title: Manager Special Risks
By	/s/ ROB HODGES Name: Rob Hodges Title: Manager, Special Risks

INTER-AMERICAN DEVELOPMENT BANK
By	/s/ HIROSHI TOYODA Name: Hiroshi Toyoda Title: Manager, Private Sector Department

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Exhibit 4.31
EXTENSION OF WAIVER TERMINATION DATE